CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 47 to the Registration Statement on Form N-4, 2-73114 of RiverSource® Variable Retirement and Combination Retirement Annuities of our report dated February 25, 2016 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 20, 2016 with respect to the financial statements of RiverSource Account F, which appear in Post-Effective Amendment 27 to the Registration Statement on Form N-4, 33-47302. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 25, 2016